Exhibit 99.1

More information: Torrey Martin SVP, Communications and Corporate Development 203.956.8746 tmartin@affiniongroup.com

AFFINION GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER

ENDED MARCH 31, 2018

REAFFIRMS FULL YEAR OUTLOOK FOR 2018

STAMFORD, Conn., April 26, 2018 – Affinion Group Holdings, Inc. (“Affinion Holdings” or the “Company”), a global leader in loyalty and customer engagement, announced today the financial results for the three month period ended March 31, 2018 (the “first quarter” or “quarter”).

Key Highlights

☐	Net revenues were $238.5 million in the first quarter of 2018.

☐	Income from operations was $42.4 million in the first quarter.

☐	Adjusted EBITDA (as defined in Note (e) of Table 6) was $61.7 million in the first quarter.

“2018 is off to a very strong start as we continued our trend of revenue growth in our core businesses, led by double digit increases in our Global Loyalty segment and high single digit growth in our Global Customer Engagement segment in the first quarter,” said Todd Siegel, the Company’s Chief Executive Officer. “We believe we have a solid foundation for sustained long-term success with our leading capabilities in loyalty and customer engagement solutions, and we continue to add compelling new functionality and pursue exciting new partnerships. Further, the market trends we have seen during the first few months of the year support our 2018 outlook; accordingly, we continue to expect growth in our core businesses in 2018, as compared to 2017 results.”

Results Highlights

Notes: Adjusted EBITDA as referred to above excludes any pro forma impact of acquisitions and other actions. See Table 5 for a complete description of Adjusted EBITDA by segment and the related reconciliations to GAAP measures. See Table 6 for a complete description of Adjusted EBITDA and the related reconciliations to GAAP measures.

First Quarter Net Revenues

Notes: As of January 1, 2018, the Company has adopted the new Revenue Recognition Standard (“ASC 606”) using the modified retrospective transition method. For more details regarding ASC 606 and its impact on the Company’s financial results, see the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2018.

☐	Net revenues for the first quarter of 2018 decreased 1.1%, from $241.1 million in the first quarter of 2017 to $238.5 million. The decrease in overall net revenues was primarily due to the expected revenue declines in our non-core Legacy Membership and Package segment and lower revenues in our Insurance segment, partially offset by higher Global Loyalty and Global Customer Engagement revenues.

¡	Under the prior revenue recognition guidance, net revenues for the first quarter would have increased 1.7%, from $241.1 million in the first quarter of 2017 to $245.3 million.

☐	Net revenues for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) for the first quarter of 2018 increased 3.1%, from $202.9 million in the first quarter of 2017 to $209.1 million.

¡	Under the prior revenue recognition guidance, net revenues for the three core business segments for the first quarter of 2018 would have increased 6.4%, from $202.9 million in the first quarter of 2017 to $215.9 million.

☐	Net revenues for the Legacy Membership and Package segment decreased 23.0%, from $38.2 million in the first quarter of 2017 to $29.4 million.

First Quarter Operating Results

☐	Income from operations was $42.4 million as compared to $38.1 million for the first quarter of 2017.

☐	Adjusted EBITDA (as defined in Note (e) of Table 6) was $61.7 million as compared to $59.9 million for the first quarter of 2017, an increase of 3.0%.

☐	Segment EBITDA (as defined in Note (1) of Table 5) increased $5.1 million primarily as a result of lower marketing and commission expenses and lower operating costs, which were partially offset by lower net revenues and higher general and administrative expenses.

☐	Segment EBITDA for the three core business segments increased $6.6 million primarily due to an increase in both Global Loyalty and Global Customer Engagement Segment EBITDA, partially offset by lower Insurance Segment EBITDA.

☐	Segment EBITDA for the Legacy Membership and Package segment increased $3.5 million as lower net revenues were more than offset by lower marketing and commissions and lower operating and general and administrative costs.

☐	As compared to Segment EBITDA of $54.5 million, first quarter Adjusted EBITDA of $61.7 million reflects the exclusion of, among other items, $2.7 million in costs related primarily to restructuring of certain operations including related severance costs, $0.7 million related to facility exit costs, $0.5 million of stock compensation expense, and $0.3 million in costs related to certain litigation matters.

Segment Commentary

Global Loyalty net revenues increased by $6.8 million, or 11.9%, for the three months ended March 31, 2018 to $63.8 million as compared to $57.0 million for the three months ended March 31, 2017. Net revenues include a $6.9 million reduction as a result of the January 1, 2018 adoption of the new revenue recognition guidance. Under the prior revenue recognition guidance, net revenues would have increased $13.7 million, or 24.0%. Global Loyalty net revenues increased primarily due to increased growth with existing clients and launches with new clients.

Global Loyalty Segment EBITDA increased by $4.9 million to $25.0 million for the three months ended March 31, 2018 as compared to $20.1 million for the three months ended March 31, 2017. The first quarter of 2017 included a charge of $5.2 million recorded in relation to the remediation of an external gift card inventory cyber theft. The first quarter of 2018 includes a $6.9 million reduction from the adoption of the new revenue recognition guidance. Excluding the gift card cyber theft and under the prior revenue recognition guidance, Segment EBITDA would have increased by $6.6 million, or 26.1%, primarily due to the higher net revenue partially offset by higher servicing costs.

Global Customer Engagement net revenues increased by $6.5 million, or 7.3%, to $95.7 million for the three months ended March 31, 2018 as compared to $89.2 million for the three months ended March 31, 2017. Net revenues increased $7.5 million from the favorable impact of foreign exchange and decreased $1.0 million on a currency consistent basis.

Global Customer Engagement Segment EBITDA increased by $8.4 million to $21.3 million for the three months ended March 31, 2018 as compared to $12.9 million for the three months ended March 31, 2017. For the quarter, Global Customer Engagement Segment EBITDA increased from the higher net revenues along with lower operating expenses.

Insurance Solutions net revenues decreased by $7.1 million, or 12.5%, to $49.6 million for the three months ended March 31, 2018 as compared to $56.7 million for the three months ended March 31, 2017. Insurance Solutions net revenues decreased primarily from a higher cost of insurance, principally from higher claims experience, and the impact of slightly lower supplemental insureds.

Insurance Solutions Segment EBITDA decreased by $6.7 million to $13.3 million for the three months ended March 31, 2018 as compared to $20.0 million for the three months ended March 31, 2017. Insurance Solutions Segment EBITDA decreased as the impact of lower net revenues was partially offset by slightly lower operating expenses.

Legacy Membership and Package net revenues decreased by $8.8 million, or 23.0%, to $29.4 million for the three months ended March 31, 2018 as compared to $38.2 million for the three months ended March 31, 2017. Legacy Membership and Package net revenues decreased primarily due to the expected attrition of legacy members and cessation of new marketing campaigns and terminated programs with partners, including large financial institutions, as well as a decline in package revenue primarily due to the impact of lower average package members.

Legacy Membership and Package Segment EBITDA increased by $3.5 million to $12.5 million for the three months ended March 31, 2018 as compared to $9.0 million for the three months ended March 31, 2017. Legacy Membership and Package Segment EBITDA increased as the impact from lower net revenues was more than offset by lower marketing and commission expense, lower operating costs, and lower general and administrative expenses.

Corporate costs include certain departmental service costs such as human resources, legal, corporate finance and accounting functions, and unallocated portions of information technology. Expenses, such as professional fees related to debt financing activities and stock compensation costs, are also recorded in corporate. Corporate costs increased by $5.0 million to $17.6 million for the three months ended March 31, 2018 as compared to $12.6 million for the three months ended March 31, 2017, primarily due to higher employee related costs and higher professional fees.

Selected Liquidity Data

At March 31, 2018, there was $1,299.1 million of Affinion Group, Inc.’s term loans outstanding (net of discounts) and $573.6 million (net of discounts) outstanding under Affinion Group, Inc.’s senior cash 12.5%/PIK step-up to 15.5% notes due 2022.

At March 31, 2018, there were outstanding borrowings of $49.7 million (net of discounts) against Affinion Group, Inc.’s revolving credit facility and $53.0 million of Affinion Group, Inc.’s credit facility was available for borrowing, after giving effect to the issuance of $5.0 million of letters of credit.

As of March 31, 2018, Affinion Group, Inc. was in compliance with the restrictive covenants under Affinion Group Inc.’s debt agreements.

For the three months ended March 31, 2018, Affinion Holdings’ net cash provided by operating activities was $31.1 million and the net loss attributable to Affinion Holdings was $18.8 million.

At March 31, 2018, Affinion Holdings had $52.1 million of unrestricted cash on hand.

Conference Call Information

Affinion Holdings will hold an informational call to discuss the results for the quarter ended March 31, 2018 at 10:00 a.m. (ET) on Thursday, April 26, 2018. The conference call will be broadcast live and can be accessed by dialing 1.866.394.8483 (domestic) or 1.706.758.1455 (international) and entering passcode 9374669. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an online Web simulcast of its conference call. The Web simulcast will be available online by visiting http://www.affinion.com/investors. A telephonic replay of the call will be available through midnight April 30, 2018 by dialing 1.855.859.2056 (domestic) or 1.404.537.3406 (international) and entering passcode 9374669.

Important Notes

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended March 31, 2018 to the unaudited consolidated results of operations for the three month period ended March 31, 2017.

About Affinion Holdings

Affinion is one of the world’s leading loyalty and customer engagement solutions companies servicing over 250 million consumers with almost 6,150 client partner relationships and over 40 years of experience. We design, administer and fulfill loyalty and customer engagement programs that strengthen and expand the value of relationships for our leading clients around the globe, including many of the largest and most respected companies in the financial services, retail, travel, and internet commerce sectors. Based in Stamford, CT, the Company has approximately 3,860 employees located in 20 countries across the globe. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2018 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

TABLE 1

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2018 AND DECEMBER 31, 2017

(In millions, except share amounts)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$52.1	$39.8
Restricted cash	25.0	24.8
Receivables (net of allowances for doubtful accounts of $7.9 and $7.5, respectively)	178.6	155.6
Profit-sharing receivables from insurance carriers	20.0	23.4
Prepaid commissions	43.8	40.9
Other current assets	78.7	67.6

Total current assets	398.2	352.1
Property and equipment, net	107.9	108.4
Contract rights and list fees, net	18.9	18.8
Goodwill	240.4	224.7
Other intangibles, net	36.9	34.0
Other non-current assets	29.1	28.9

Total assets	$831.4	$766.9

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$13.7	$13.9
Accounts payable and accrued expenses	384.7	325.5
Deferred revenue	61.5	51.5
Income taxes payable	3.9	3.2

Total current liabilities	463.8	394.1
Long-term debt	1,885.4	1,887.3
Deferred income taxes	7.2	5.5
Deferred revenue	3.8	4.1
Other long-term liabilities	42.0	33.5

Total liabilities	2,402.2	2,324.5

Commitments and contingencies
Deficit:
Common Stock, $0.01 par value, 520,000,000 shares authorized, 9,157,071 shares issued and outstanding	0.1	0.1
Class C Common Stock, $0.01 par value, 10,000,000 shares authorized, 434,897 shares issued and 433,813 shares outstanding	—	—
Class D Common Stock, $0.01 par value, 10,000,000 shares authorized, 457,784 shares issued and 456,643 shares outstanding	—	—
Additional paid in capital	413.0	412.5
Warrants	31.1	31.1
Accumulated deficit	(2,008.9)	(1,991.7)
Accumulated other comprehensive income	(6.5)	(9.5)
Treasury stock, at cost, 1,084 Class C and 1,141 Class D shares	(1.1)	(1.1)

Total Affinion Group Holdings, Inc. deficit	(1,572.3)	(1,558.6)
Non-controlling interest in subsidiary	1.5	1.0

Total deficit	(1,570.8)	(1,557.6)

Total liabilities and deficit	$831.4	$766.9

TABLE 2

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

(In millions, except share and per share amounts)

	For the Three Months Ended
	March 31, 2018	March 31, 2017
Net revenues	$238.5	$241.1

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	66.6	77.9
Operating costs	86.7	89.4
General and administrative	30.0	24.3
Facility exit costs	0.7	0.1
Depreciation and amortization	12.1	11.3

Total expenses	196.1	203.0

Income from operations	42.4	38.1
Interest expense	(59.2)	(27.5)
Other expense, net	(0.2)	(0.1)

Income (loss) before income taxes and non-controlling interest	(17.0)	10.5
Income tax provision	(1.3)	(2.4)

Net income (loss)	(18.3)	8.1
Less: net income attributable to non-controlling interest	(0.5)	(0.3)

Net income (loss) attributable to Affinion Group Holdings, Inc.	$(18.8)	$7.8

Earnings (loss) per share attributable to holders of Common Stock
Basic	$(1.38)	$0.85

Diluted	$(1.38)	$0.85

Weighted average common shares outstanding
Basic	13,628,871	9,113,370

Diluted	13,628,871	9,113,370

Net income (loss)	$(18.3)	$8.1
Currency translation adjustment, net of tax for all periods	3.0	0.9

Comprehensive income (loss)	(15.3)	9.0
Less: comprehensive income attributable to non-controlling interest	(0.5)	(0.4)

Comprehensive income (loss) attributable to Affinion Group Holdings, Inc.	$(15.8)	$8.6

TABLE 3

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

(In millions)

	For the Three Months Ended
	March 31,	March 31,
	2018	2017
Operating Activities
Net income (loss)	$(18.3)	$8.1
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12.1	11.3
Amortization of debt discount, financing costs and carrying value adjustment	4.4	(8.0)
Provision for accounts receivable loss	0.3	0.6
Facility exit costs	0.7	0.1
Share-based compensation	0.5	0.9
Deferred income taxes	0.5	1.0
Net change in assets and liabilities:
Receivables	(20.4)	(16.0)
Profit-sharing receivables from insurance carriers	3.4	(3.0)
Prepaid commissions	(2.2)	0.5
Other current assets	(10.3)	(15.8)
Contract rights and list fees	(0.1)	(0.3)
Other non-current assets	0.1	0.4
Accounts payable and accrued expenses	53.1	30.7
Deferred revenue	9.3	(1.2)
Income taxes receivable and payable	1.0	0.4
Other long-term liabilities	(1.7)	(1.5)
Other, net	(1.3)	—

Net cash provided by operating activities	31.1	8.2

Investing Activities
Capital expenditures	(7.2)	(10.5)
Acquisition-related payments, net of cash acquired	(5.8)	—

Net cash used in investing activities	(13.0)	(10.5)

Financing Activities
Repayments under revolving credit facility, net	(3.0)	—
Principal payments on borrowings	(3.6)	(1.9)

Net cash used in financing activities	(6.6)	(1.9)

Effect of changes in exchange rates on cash and cash equivalents	1.0	0.3

Net increase in cash and cash equivalents	12.5	(3.9)
Cash, cash equivalents and restricted cash, beginning of period	64.6	63.8

Cash, cash equivalents and restricted cash, end of period	$77.1	$59.9

Supplemental Disclosure of Cash Flow Information:
Interest payments	$34.1	$25.3

Income tax payments, net of refunds	$0.6	$1.0

TABLE 4

AFFINION GROUP HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL DATA FOR

SELECTED BUSINESS SEGMENTS

The following table provides data for selected business segments.

Amounts in thousands, except dollars per unit.

	Three Months Ended March 31,
	2018	2017
Global Loyalty
Gross Transactional Sales Volume (1)	$928,968	$762,837
Gross Transactional Sales Volume per Transaction (1)	$286.72	$214.98
Total Transactions	3,240	3,548
Global Customer Engagement
Average Subscribers (2)	2,467	2,532
Annualized Net Revenue per Average Subscriber (3)	$110.14	$101.16
Engagement Solutions Platform Revenue	$27,886	$25,212
Insurance Solutions
Average Supplemental Insureds (2)	3,029	3,195
Annualized Net Revenue per Supplemental Insured (3)	$64.14	$69.53
Legacy Membership and Package
Average Legacy Members (2)	795	1,217
Annualized Net Revenue per Legacy Member (3)	$105.07	$106.60

(1)	Gross Transactional Sales Volume primarily includes the gross sales amount of travel bookings, gift cards and merchandise redeemed by customers of our clients’ programs that we support and excludes cash redemptions and revenue generated from programming, platform, administration and other non-transactional services. Gross Transactional Sales Volume per Transaction is calculated by taking the Gross Transactional Sales Volume reported for the period and dividing it by the total transactions for the same period.
(2)	Average Subscribers, Average Supplemental Insureds and Average Legacy Members for the period are all calculated by determining the average subscribers, insureds or members, as applicable, for each month in the period (adding the number of subscribers, insureds or members, as applicable, at the beginning of the month with the number of subscribers, insureds or members, as applicable, at the end of the month and dividing that total by two) and then averaging that result for the period. A subscriber’s, insured’s or member’s, as applicable, account is added or removed in the period in which the subscriber, insured or member, as applicable, has joined or cancelled.
(3)	Annualized Net Revenue per Average Subscriber, Supplemental Insured and Legacy Member are all calculated by taking the revenues from subscribers or insureds, as applicable, for the period and dividing it by the average subscribers or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or an insured, as applicable, the subscriber’s or insured’s, as applicable, revenues are no longer recognized in the calculation.

TABLE 5

AFFINION GROUP HOLDINGS, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues, Segment EBITDA and Adjusted EBITDA by operating segment are as follows, including a reconciliation of Affinion Holdings’ income from operations for the three months ended March 31, 2018 and 2017 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization, and Adjusted EBITDA as defined in note (e) of Table 6:

	Three Months Ended March 31,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (1)
			Increase			Increase			Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)	2018	2017	(Decrease)
	(in millions)
Global Loyalty	$63.8	$57.0	$6.8	$25.0	$20.1	$4.9	$25.5	$25.0	$0.5
Global Customer Engagement	95.7	89.2	6.5	21.3	12.9	8.4	23.0	14.8	8.2
Insurance Solutions	49.6	56.7	(7.1)	13.3	20.0	(6.7)	13.4	20.2	(6.8)

Subtotal	209.1	202.9	6.2	59.6	53.0	6.6	61.9	60.0	1.9
Legacy Membership and Package	29.4	38.2	(8.8)	12.5	9.0	3.5	12.6	10.9	1.7
Corporate	—	—	—	(17.6)	(12.6)	(5.0)	(12.8)	(11.0)	(1.8)

Total	$238.5	$241.1	$(2.6)	54.5	49.4	5.1	61.7	59.9	1.8

Business optimization expenses and restructuring charges or expenses							(5.5)	(3.2)	(2.3)
Extraordinary or nonrecurring or unusual losses, expenses or charges							(0.1)	(6.2)	6.1
Other, net							(1.6)	(1.1)	(0.5)
Depreciation and amortization				(12.1)	(11.3)	(0.8)	(12.1)	(11.3)	(0.8)

Income from operations				$42.4	$38.1	$4.3	$42.4	$38.1	$4.3

	Three Months Ended March 31, 2018
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$0.7	$1.7	$—	$—	$3.1	$5.5
Extraordinary or nonrecurring or unusual losses, expenses or charges	(0.2)	—	0.1	0.1	0.1	0.1
Other, net	—	—	—	—	1.6	1.6

Total	$0.5	$1.7	$0.1	$0.1	$4.8	$7.2

	Three Months Ended March 31, 2017
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$—	$1.6	$0.1	$0.8	$0.7	$3.2
Extraordinary or nonrecurring or unusual losses, expenses or charges	5.2	0.1	—	1.0	(0.1)	6.2
Other, net	(0.3)	0.2	0.1	0.1	1.0	1.1

Total	$4.9	$1.9	$0.2	$1.9	$1.6	$10.5

(1)	Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance, and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable for the twelve months ended March 31, 2018 and three months ended March 31, 2018 and 2017 to Affinion Holdings’ Segment EBITDA, see Table 6.

We believe that Adjusted EBITDA for each segment provides supplemental information useful to investors as it is frequently used by the financial community to analyze performance period to period, to analyze a company’s ability to service its debt and to facilitate comparisons among companies. We believe Adjusted EBITDA also provides additional supplemental information to compare results among our segments. However, Adjusted EBITDA by segment is not a measurement of financial performance under U.S. GAAP, and Adjusted EBITDA by segment may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA by segment as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a discussion of the definition of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to consolidated net income (loss) attributable to Affinion Group Holdings, Inc., see Table 6.

TABLE 6

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the twelve months ended March 31, 2018 and the three months ended March 31, 2018 and 2017 to Affinion Holdings’ Adjusted EBITDA.

	For the Twelve Months Ended March 31, 2018 (a)	For the Three Months Ended March 31,
		2018	2017
	(in millions)
Net income (loss) attributable to Affinion Group Holdings, Inc.	$(51.8)	$(18.8)	$7.8
Interest expense, net	217.9	59.2	27.5
Income tax provision (benefit)	(19.0)	1.3	2.4
Non-controlling interest	1.0	0.5	0.3
Other expense, net	0.5	0.2	0.1
Gain on extinguishment of debt	(3.5)	—	—
Depreciation and amortization	47.6	12.1	11.3
Business optimization expenses and restructuring charges or expenses (b)	18.5	5.5	3.2
Extraordinary or nonrecurring or unusual losses, expenses or charges (c)	21.8	0.1	6.2
Other, net (d)	4.0	1.6	1.1

Adjusted EBITDA, excluding pro forma adjustments (e) (f)	237.0	$61.7	$59.9

Effect of the pro forma adjustments (g)	—

Adjusted EBITDA, including pro forma adjustments (h)	$237.0

(a)	Represents consolidated financial data for the year ended December 31, 2017, minus consolidated financial data for the three months ended March 31, 2017, plus consolidated financial data for the three months ended March 31, 2018.
(b)	Represents the elimination of the effect of business optimization expenses and restructuring charges or expenses.
(c)	Represents the elimination of extraordinary or nonrecurring or unusual losses, expenses or charges.
(d)	Primarily represents the elimination of (i) net changes in certain reserves, (ii) share-based compensation expense and (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions.
(e)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that Adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We use Adjusted EBITDA to evaluate our operating performance and as a basis for determining payment of bonuses under our annual incentive plan. We present Adjusted EBITDA to enhance your understanding of our operating performance. However, Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity.
(f)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on April 1, 2017 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility, subject to certain limitations.
(g)	Gives effect to the projected annualized benefits of restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on April 1, 2017.
(h)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (g) above.

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the twelve months ended March 31, 2018 and the three months ended March 31, 2018 and 2017 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization.

	For the Twelve Months Ended March 31, 2018 (a)	For the Three Months Ended March 31,
		2017	2016
Net income (loss) attributable to Affinion Group Holdings, Inc.	$(51.8)	$(18.8)	$7.8
Interest expense, net	217.9	59.2	27.5
Income tax provision (benefit)	(19.0)	1.3	2.4
Non-controlling interest	1.0	0.5	0.3
Other expense, net	0.5	0.2	0.1
Gain on extinguishment of debt	(3.5)	—	—
Depreciation and amortization	47.6	12.1	11.3

Segment EBITDA	$192.7	$54.5	$49.4

(a)	Represents consolidated financial data for the year ended December 31, 2017, minus consolidated financial data for the three months ended March 31, 2017, plus consolidated financial data for the three months ended March 31, 2018.